Exhibit 99.1

NEWS ANNOUNCEMENT

Conference Call:	Today, February 2, 2012 at 10:00 a.m. ET
Dial-in number:	212/231-2917
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING’S FOURTH QUARTER REVENUE RISES 7.3% TO $676.5 MILLION AND ADJUSTED EBITDA INCREASES 17.8% TO $156.5 MILLION INCLUSIVE OF $5.9 MILLION NONCASH CHARGE

- Fourth Quarter Net Income Attributable to Penn National

Shareholders of $44.0 Million, or $0.41 Per Diluted Share;

Diluted EPS of $0.48 Excluding Items Not Accounted for in Guidance -

- Establishes 2012 First Quarter and Full Year Guidance -

Wyomissing, Penn., (February 2, 2012) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported fourth quarter and full year 2011 results, as summarized below:

Summary of Fourth Quarter and Full Year Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions, except per share data)	2011 Actual	2011 Guidance (2)	2010 Actual	2011 Actual	2011 Guidance (2)	2010 Actual
Net revenues	$676.5	$671.1	$630.2	$2,742.3	$2,736.9	$2,459.1
Adjusted EBITDA (1)	156.5	160.0	132.9	730.2	733.8	585.9
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(112.5)	(110.5)	(286.0)	(487.8)	(486.0)	(647.6)
Less: Net loss attributable to noncontrolling interests	—	—	—	—	—	(2.2)
Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$44.0	$49.5	$(153.1)	$242.4	$247.8	$(59.5)

Diluted earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.41	$0.46	$(1.97)	$2.26	$2.31	$(0.76)

Diluted weighted-average common shares outstanding (3)	106,195	107,449	77,636	107,051	107,335	78,079

(1)          Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)          The figures in these columns present the guidance Penn National Gaming provided on October 20, 2011 for the three and twelve months ended December 31, 2011.

(3)          Since the Company reported a loss from operations for the three and twelve months ended December 31, 2010, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries.

-more-

Review of Fourth Quarter 2011 Results vs. Guidance

	Three Months
	Ended
	December 31, 2011
	Pre-tax	After-tax
	(in thousands)
Income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, per guidance (1)	$81,138	$49,494
Property and unconsolidated affiliates results	2,316	1,610
Unconsolidated affiliate impairment	(5,862)	(3,749)
Other	(1,515)	(948)
Income tax rate variance from guidance		(2,376)
Income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, as reported	$76,077	$44,031

	Three Months Ended
	December 31,
	2011	2011 Guidance (1)
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.41	$0.46
Unconsolidated affiliate impairment	0.04
Other	0.01
Income tax rate variance from guidance	0.02
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries excluding items not included in guidance	$0.48	$0.46

(1)          The guidance figures in the tables above present the guidance Penn National Gaming provided on October 20, 2011 for the three months ended December 31, 2011.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “We’re pleased to report that fourth quarter and full year 2011 revenue, adjusted EBITDA and earnings, excluding impairment charges from our Freehold JV, tracked slightly ahead of guidance.  Although widespread economic concerns and volatility in the capital markets prevailed throughout the quarter and full year, consumer spending at our facilities remained relatively stable and we continued to make progress across the organization in enhancing operating efficiencies and maintaining a disciplined approach to marketing.  As a result, we again generated higher quality, more profitable revenue leading to our fourth consecutive quarter of margin improvements as compared to the prior year.  On a consolidated basis 2011 fourth quarter operating adjusted EBITDA margins rose 204 basis points to 23.13% while full year adjusted EBITDA margins rose 280 basis points to 26.63%.  Notably, eleven of our sixteen gaming properties improved their adjusted EBITDA margins and twelve of our sixteen gaming properties improved their adjusted EBITDA versus the fourth quarter of a year ago.

“With substantial cash flow being generated from our current operating base, we repurchased 2,225,889 shares of our Common Stock in the fourth quarter for approximately $78.2 million, or an average price of $35.12 per share.  We also continue to actively monitor and conservatively manage our capital structure which provides us the financial flexibility to support a range of near- and long-term growth initiatives.  Penn National made significant construction progress during the quarter on our three casino development projects, all of which are expected to open this year.  At the same time, we are well-positioned to pursue and participate in other domestic and international emerging gaming opportunities.

“Our fourth quarter revenue and reported EBITDA growth of 7.3% and 17.8%, respectively, benefited from strong property performances in our East/West segment attributable to continued strength at Hollywood Casino at Charles Town Races as well as further operating margin improvements.

“Despite lower fourth quarter revenue, excluding pre-opening expenses in Kansas, EBITDA rose in the Company’s Southern Plains segment as four of the six operating properties generated both EBITDA and margin gains.  With its on time and on budget opening tomorrow, Hollywood Casino at Kansas Speedway will be the newest contributor to our Southern Plains segment.  The new facility which hosts two NASCAR Sprint Cup Series events annually was developed with International Speedway Corporation through a joint venture to which we committed $155 million.  Hollywood Casino at Kansas Speedway is located adjacent to Turn 2 at the track and features a 95,000 square foot casino with 2,000 slot machines and 52 table games, parking to accommodate 3,000 vehicles (including a 1,253 space parking structure), the Turn 2 Lounge sports bar, and a range of fine and casual dining concepts including the Final Cut Steakhouse, Hollywood Marquee Cafe and Epic Buffet.  The excitement of the NASCAR Sprint Cup Series races at Kansas Speedway typically attract over 100,000 guests for each event and Wyandotte County, Kansas has become the state’s top tourist destination with over 11 million visitors annually thanks to a variety of events at the track as well as key attractions such as the Legends at the Village West Shopping Area and Schlitterbahn waterpark facility, both of which are located in close proximity to the track.

“In the Midwest segment, EBITDA results declined slightly after excluding pre-opening costs for our Ohio projects.  The anticipated openings of Hollywood Casino Toledo and Hollywood Casino Columbus in the second and fourth quarter of 2012, respectively, should drive significant growth in this segment over the next year and deliver attractive returns on capital.  Both the $320 million Toledo facility and the $400 million Columbus property remain on budget and despite public reports from the Ohio Casino Control Commission that our anticipated opening date for Toledo might be pushed back, we are continuing to work with the Commission and staff with the hope of minimizing any potential delays.

“The State of Ohio has approved the placement of VLTs at the state’s seven racetracks and while we await the final regulatory framework, we are actively pursuing the relocation of our existing racetracks in Toledo and Grove City to Dayton and Youngstown, respectively, subject to the satisfaction of regulatory and other approvals.

“While we are encouraged by our fourth quarter and 2011 performance and indications for economic improvements in 2012, our current outlook and guidance for 2012 contemplates a continuation of the trends experienced in 2011, reasonable expectations for our newest facilities and the rate at which they will ramp to their potential and a realistic view of the impact of new competition on current operations.  With continued progress throughout 2011 in generating strong EBITDA and margins while advancing our development pipeline and repurchasing over $105 million of our shares, we believe Penn National is well positioned to benefit from improvements in consumer spending and to take advantage of opportunities to leverage our balance sheet for new growth opportunities.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget	Penn National’s Share of Planned Total Budget	Amount Expended through December 31, 2011		Expected Opening Date
		(in millions)
Kansas Speedway (KS) - Hollywood Casino at Kansas Speedway (KS) - Facility will open tomorrow and feature a 95,000 square foot casino with 2,000 slot machines and 52 table games, parking to accommodate 3,000 vehicles (including a 1,253 space parking structure), and a range of fine and casual dining concepts.	2,375	$411	$155	$103.0		February 2012

Hollywood Casino Toledo (OH) - Construction is underway for the Toledo site, with a casino opening with 2,000 slot machines, 60 table games and 20 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	2,620	$320	$320	$156.3		May 2012

Hollywood Casino Columbus (OH) - Construction began with the April 25, 2011 groundbreaking for the Columbus Delphi site with a planned casino offering up to 3,000 slot machines, 70 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400	$400	90.4	(1)	November 2012

(1)

Hollywood Casino Columbus actual amount expended excludes the amount paid for the purchase of the parcel of land in the Columbus Arena District as well as the proceeds subsequently received in the third quarter of 2011 from its sale.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2012 first quarter and full year, based on the following assumptions:

•                 Our Hollywood Casino at Kansas Speedway (joint venture) opens on February 3, 2012 with an expected impact to the Company’s Argosy Casino Riverside property;

•                  Hollywood Casino Toledo opens in May 2012;

•                  Hollywood Casino Columbus opens in November 2012 with a relatively minor impact on Hollywood Casino Lawrenceburg;

•                  Margaritaville Biloxi opens in May 2012 with an anticipated impact to our Boomtown Biloxi property;

•                  Maryland Live! opens in July 2012 with an expected impact to our Hollywood Casino at Charles Town Races, Hollywood Casino at Penn National Race Course and Hollywood Casino Perryville properties;

•                  L’Auberge Baton Rouge opens in August 2012 with an impact to the Company’s Hollywood Casino Baton Rouge property;

•                  Horseshoe Cincinnati does not open during 2012 (and thus, no impact is expected to Hollywood Casino Lawrenceburg);

•                  The January 2012 signing of the Casino Rama management contract which extends the agreement through September 2012;

•                  A total of $17.2 million in 2012 for pre-opening expenses, with $7.3 million projected to be incurred in the first quarter of 2012;

Financial Guidance (continued)

•                  Does not include expected gains from insurance proceeds related to the Hollywood Casino Tunica flood;

•                  Depreciation and amortization charges in 2012 of $225.2 million, with $51.2 million projected to be incurred in the first quarter of 2012;

•                  Estimated non-cash stock compensation expenses of $28.7 million for 2012, with $7.2 million of the cost incurred in the first quarter of 2012;

•                  LIBOR is based on the forward curve;

•                  A blended 2012 income tax rate of 39%;

•                  A diluted share count of approximately 106.5 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions, except per share data)	2012 Guidance	2011 Actual	2012 Guidance	2011 Actual
Net revenues	$682.8	$667.0	$2,786.0	$2,742.3
Adjusted EBITDA (1)	173.8	178.0	720.6	730.2
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(114.3)	(126.5)	(484.4)	(487.8)
Net income	$59.5	$51.5	$236.2	$242.4

Diluted earnings per common share	$0.56	$0.48	$2.22	$2.26

(1)          Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010
Midwest (1)	$192,889	$196,263	$55,578	$58,599
East/West (2)	333,457	278,496	84,500	73,529
Southern Plains (3)	140,387	145,606	42,166	43,877
Other (4)	9,717	9,856	(25,771)	(43,119)
Total	$676,450	$630,221	$156,473	$132,886

	NET REVENUES		ADJUSTED EBITDA
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Midwest (1)	$826,436	$825,847	$255,648	$238,289
East/West (2) (5)	1,290,732	997,262	349,200	260,570
Southern Plains (3)	590,709	602,257	192,036	184,757
Other (4)	34,380	33,745	(66,648)	(97,733)
Total	$2,742,257	$2,459,111	$730,236	$585,883

(1)   Our Midwest segment consists of the following properties: Hollywood Casino Lawrenceburg, Hollywood Casino Aurora, Hollywood Casino Joliet, and Argosy Casino Alton.  It also includes our Casino Rama management service contract as well as our two Ohio properties that are currently under construction, Hollywood Casino Toledo and Hollywood Casino Columbus, which are scheduled to open in the second quarter of 2012 and fourth quarter of 2012, respectively.  Results for the three months ended December 31, 2011 and 2010 included preopening charges which negatively impacted Adjusted EBITDA by $2.8 million and $0.2 million, respectively.

(2)   Our East/West segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Perryville, Hollywood Slots Hotel and Raceway, Hollywood Casino at Penn National Race Course, Zia Park Casino, and M Resort which was acquired on June 1, 2011.

(3)   Our Southern Plains segment consists of the following properties: Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Baton Rouge, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, and Boomtown Biloxi.  It also includes our 50% joint venture interest in Kansas Entertainment, LLC, which owns Hollywood Casino at Kansas Speedway that is scheduled to open February 3, 2012. Results for the three months ended December 31, 2011 and 2010 included preopening charges which negatively impacted Adjusted EBITDA by $2.0 million and $0.2 million, respectively.

(4)   Our Other segment consists of our standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford Orlando Kennel Club, and our joint venture interests in Freehold Raceway, Maryland Jockey Club (which was sold in July 2011), Sam Houston Race Park and Valley Race Park.  If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of our regional executives and reported in their respective reportable segment. The Other segment also includes our Bullwhackers property and our corporate overhead operations.  Results for the three months and twelve months ended December 31, 2011 included a $5.9 million charge for our share of a goodwill impairment at our New Jersey joint venture.  Results for the twelve months ended December 31, 2011 also included a gain of $20.2 million related to the sale of our interests in the Maryland Jockey Club.  Results for the three months and twelve months ended December 31, 2010 included charges of $14.4 million for our share of a goodwill impairment at Maryland Jockey Club and $3.0 million of restructuring and severance charges at Bullwhackers.

(5)   Table games were added to Hollywood Casino at Charles Town Races and Hollywood Casino at Penn National Race Course in July 2010, which significantly benefited results compared to the prior year.

Reconciliation of Adjusted EBITDA to Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Adjusted EBITDA	$156,473	$132,886	$730,236	$585,883
Loss (gain) from unconsolidated affiliates (1)	8,006	20,212	(7,364)	25,974
Depreciation and amortization	(51,893)	(54,712)	(211,476)	(212,387)
Charge for stock compensation	(6,276)	(6,197)	(24,732)	(25,954)
Impairment losses (2)	—	(193,167)	—	(224,709)
Insurance recoveries, net of deductible charges	38	1,861	13,257	7,523
Loss on disposal of assets	(429)	(2,181)	(340)	(3,104)
Income (loss) from operations	$105,919	$(101,298)	$499,581	$153,226
Interest expense	(20,915)	(30,600)	(99,564)	(130,215)
Interest income	206	(160)	423	1,579
(Loss) gain from unconsolidated affiliates (1)	(8,006)	(20,212)	7,364	(25,974)
Loss on early extinguishment of debt (3)	—	—	(17,838)	(519)
Other	(1,127)	(1,824)	(734)	6,421
Taxes on income	(32,046)	962	(146,881)	(66,178)
Net income (loss) including noncontrolling interests	44,031	(153,132)	242,351	(61,660)
Less: Net loss attributable to noncontrolling interests	—	—	—	(2,193)
Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$44,031	$(153,132)	$242,351	$(59,467)

(1)   Results for the three months and twelve months ended December 31, 2011 included a $5.9 million charge for our share of a goodwill impairment charge at our New Jersey joint venture.  Results for the twelve months ended December 31, 2011 also included a gain of $20.2 million related to the sale of our interests in the Maryland Jockey Club.  Results for the three months and twelve months ended December 31, 2010 included charges of $14.4 million for our share of a goodwill impairment charge at Maryland Jockey Club.

(2)   Fourth quarter 2010 results reflect impairment charges of $193.2 million which were primarily related to the write down of a portion of the goodwill associated with the Company’s Aurora and Joliet facilities in anticipation of the planned 2011 opening of the tenth gaming facility in Illinois and the continued challenging operating environment in the state.

(3)   During the third quarter of 2011, the Company entered into a new senior secured credit facility and utilized proceeds from the issuance and cash on hand to retire its previous senior secured credit facility.  Additionally, the Company redeemed its $250 million senior subordinated note obligations.  In connection with these two transactions the Company incurred debt extinguishment charges of $17.8 million.

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended December 31, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$39,705	$61,923	$32,183	$(27,892)	$105,919
Charge for stock compensation	—	—	—	6,276	6,276
Insurance deductible charges, net of recoveries	1	—	(39)	—	(38)
Depreciation and amortization	15,861	22,485	11,524	2,023	51,893
Loss on disposal of assets	11	92	234	92	429
Loss from unconsolidated affiliates	—	—	(1,736)	(6,270)	(8,006)
Adjusted EBITDA	$55,578	$84,500	$42,166	$(25,771)	$156,473

Three Months Ended December 31, 2010

	Midwest	East/West	Southern Plains	Other	Total
(Loss) income from operations	$(144,548)	$52,244	$27,611	$(36,605)	$(101,298)
Charge for stock compensation	—	—	—	6,197	6,197
Impairment losses	188,694	—	—	4,473	193,167
Insurance recoveries, net of deductible charges	(1,861)	—	—	—	(1,861)
Depreciation and amortization	16,066	21,243	15,048	2,355	54,712
Loss on disposal of assets	248	42	1,530	361	2,181
Loss from unconsolidated affiliates	—	—	(312)	(19,900)	(20,212)
Adjusted EBITDA	$58,599	$73,529	$43,877	$(43,119)	$132,886

Twelve Months Ended December 31, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$211,356	$263,423	$137,580	$(112,778)	$499,581
Charge for stock compensation	—	—	—	24,732	24,732
Insurance recoveries, net of deductible charges	(18,535)	—	5,278	—	(13,257)
Depreciation and amortization	62,844	85,723	53,764	9,145	211,476
(Gain) loss on disposal of assets	(17)	54	248	55	340
(Loss) gain from unconsolidated affiliates	—	—	(4,834)	12,198	7,364
Adjusted EBITDA	$255,648	$349,200	$192,036	$(66,648)	$730,236

Twelve Months Ended December 31, 2010

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$(39,514)	$181,175	$125,318	$(113,753)	$153,226
Charge for stock compensation	—	—	—	25,954	25,954
Impairment losses	220,236	—	—	4,473	224,709
Insurance recoveries, net of deductible charges	(7,523)	—	—	—	(7,523)
Depreciation and amortization	64,402	79,244	59,777	8,964	212,387
Loss on disposal of assets	688	151	1,904	361	3,104
Loss from unconsolidated affiliates	—	—	(2,242)	(23,732)	(25,974)
Adjusted EBITDA	$238,289	$260,570	$184,757	$(97,733)	$585,883

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues
Gaming	$600,257	$573,645	$2,468,630	$2,242,515
Food, beverage and other	110,897	83,837	400,258	334,808
Management service fee	3,355	3,621	15,185	15,190
Revenues	714,509	661,103	2,884,073	2,592,513
Less promotional allowances	(38,059)	(30,882)	(141,816)	(133,402)
Net revenues	676,450	630,221	2,742,257	2,459,111

Operating expenses
Gaming	319,653	307,624	1,298,938	1,198,097
Food, beverage and other	90,000	70,095	321,801	266,800
General and administrative	109,023	107,782	423,718	411,415
Depreciation and amortization	51,893	54,712	211,476	212,387
Impairment losses	—	193,167	—	224,709
Insurance recoveries, net of deductible charges	(38)	(1,861)	(13,257)	(7,523)
Total operating expenses	570,531	731,519	2,242,676	2,305,885
Income (loss) from operations	105,919	(101,298)	499,581	153,226

Other income (expenses)
Interest expense	(20,915)	(30,600)	(99,564)	(130,215)
Interest income	206	(160)	423	1,579
(Loss) gain from unconsolidated affiliates	(8,006)	(20,212)	7,364	(25,974)
Loss on early extinguishment of debt	—	—	(17,838)	(519)
Other	(1,127)	(1,824)	(734)	6,421
Total other expenses	(29,842)	(52,796)	(110,349)	(148,708)

Income (loss) from operations before income taxes	76,077	(154,094)	389,232	4,518
Taxes on income	32,046	(962)	146,881	66,178
Net income (loss) including noncontrolling interests	44,031	(153,132)	242,351	(61,660)
Less: Net loss attributable to noncontrolling interests	—	—	—	(2,193)
Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$44,031	$(153,132)	$242,351	$(59,467)

Earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries:
Basic earnings (loss) per common share	$0.46	$(1.97)	$2.52	$(0.76)
Diluted earnings (loss) per common share	$0.41	$(1.97)	$2.26	$(0.76)

Weighted-average common shares outstanding:
Basic	77,180	77,636	77,991	78,079
Diluted	106,195	77,636	107,051	78,079

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Since the Company reported a loss from operations for the three and twelve months ended December 31, 2010, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries.

Repurchases of Common Stock

On June 9, 2011, the Board of Directors authorized the extension of the repurchase program previously authorized by the Board on June 9, 2010 which provided for the purchase of up to $300 million of the Company’s common stock.  During the year ended December 31, 2011, Penn National Gaming repurchased 2,981,406 shares of its Common Stock in open market transactions for approximately $105.3 million at an average price of $35.29 per share.  Reflecting repurchases made in 2010 and 2011, Penn National Gaming has $160.1 million remaining under its current authorization.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2917; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-five facilities in eighteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature approximately 27,700 gaming machines, approximately 600 table games, 2,400 hotel rooms and 1.1 million square feet of gaming floor space.

Through a joint venture, Penn National has developed a full casino at Kansas Speedway in Kansas City, which will open on February 3, 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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